Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No.	333-184947
333-184947-01
333-184947-02
333-184947-03
333-184947-04
333-184947-05
333-184947-06
January 28, 2014

powerSHARES®

Deutsche Asset
& Wealth Management

PowerShares DB

Commodity ETFs

DBC	Commodity Index Tracking Fund	DBA	Agriculture Fund	DBO	Oil Fund
DGL	Gold Fund	DBS	Silver Fund	DBB	Base Metals Fund
DBP	Precious Metals Fund	DBE	Energy Fund		

To download a copy of the prospectus, visit http://pwr.sh/DBCp | http://pwr.sh/DBAp | http://pwr.sh/CMp

The funds are not mutual funds or any other type of Investment Company within the meaning of the Investment Company Act of 1940 and are not subject to its regulation.

DB Commodity Services LLC, a wholly owned subsidiary of Deutsche Bank AG, is the managing owner of the funds. Certain marketing services may be provided to the funds by Invesco Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC (together, "Invesco"). Invesco will be compensated by Deutsche Bank or its affiliates. ALPS Distributors, Inc. is the distributor of the funds. Invesco, Deutsche Bank and ALPS Distributors, Inc. are not affiliated.

Commodity futures contracts generally are volatile and are not suitable for all investors.

An investor may lose all or substantially all of an investment in the funds.

Invesco

DB Commodity Services LLC, the managing owner (the “Managing Owner”) of PowerShares DB Multi-Sector Commodity Trust (the “Trust”), PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, PowerShares DB Silver Fund, and PowerShares DB Base Metals Fund (each a “Fund” and collectively, the “Funds”), has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that the Funds have filed with the SEC, for more complete information about the Funds and the offerings. You may get these documents for free by visiting the SEC website at www.sec.gov, or by downloading them from the Funds’ website http://pwr.sh/CMp. Alternatively, the Managing Owner will arrange to send you a prospectus if you request it by calling Invesco PowerShares Capital Management, LLC toll free at (800) 983-0903.